Contact:

Bryce Peterson
Chief Financial Officer
Universal Technical Institute, Inc.
(623) 445-0977

Universal Technical Institute Reports Fiscal Year 2016 Fourth Quarter and Year-End Results

SCOTTSDALE, ARIZ. - November 29, 2016 - Universal Technical Institute, Inc. (NYSE: UTI), the leading provider of automotive technician training, today reported revenues for the fourth quarter ended September 30, 2016 of $86.9 million, a 4.1% percent decrease from $90.7 million for the fourth quarter of the prior year. Net loss for the fourth quarter ended September 30, 2016 was $8.9 million compared to $9.8 million for the fourth quarter of the prior year. Loss available for distribution, which is calculated as net loss less preferred stock dividends, was $10.3 million for the fourth quarter ended September 30, 2016. We did not pay preferred stock dividends during the fourth quarter of the prior year. Net loss per diluted share was 42 cents for the fourth quarter ended September 30, 2016, compared to 41 cents loss per diluted share for the fourth quarter of the prior year.

Revenues for the year ended September 30, 2016 were $347.1 million, a 4.3% percent decrease from $362.7 million for the year ended September 30, 2015. Net loss for the year ended September 30, 2016 was $47.7 million compared to $9.1 million for the prior year. Loss available for distribution was $49.1 million for the year ended September 30, 2016. We did not pay preferred stock dividends during the prior year. Net loss per diluted share was $2.02 for the year ended September 30, 2016, compared to 38 cents loss per diluted share for the prior year.

During the quarter ended March 31, 2016, we determined that it was necessary to record a full valuation allowance on our deferred tax assets. The income tax expense related to the valuation allowance impacted diluted loss per share by approximately 20 cents and $1.41 for the fourth quarter and year ended September 30, 2016, respectively. In September 2016, we implemented a Financial Improvement Plan, the first step of which was a reduction in workforce impacting approximately 70 employees, primarily at our corporate office. The severance expense related to the reduction in workforce negatively impacted earnings by $3.9 million (pre-tax) or 10 cents per diluted share for the fourth quarter and year ended September 30, 2016. Additionally, our new campus in Long Beach, California, which opened during the fourth quarter of fiscal 2015, negatively impacted earnings by $2.7 million (pre-tax) or 7 cents per diluted share for the year ended September 30, 2016. This campus contributed $0.4 million (pre-tax) or 1 cent per diluted share for the fourth quarter ended September 30, 2016.

“During 2016, UTI made great strides in our effort to return to profitability in 2017. We thoughtfully restructured the business to take out $30 million in annual expense, and raised $70 million in capital, which will help us accelerate the opening of smaller campuses patterned after our successful Dallas and Long Beach facilities, said Kim McWaters, UTI Chairman, CEO and President. “We know there is strong demand for our graduates and incremental value for every student we train. So, we are keenly focused on helping more students show to school and graduate. We take great pride in our students’ graduation rates, employability and long-term earnings. We are confident this year that we laid the foundation to create value for all of our key stakeholders in 2017 and beyond.”

Student Metrics

	Three Months Ended Sept. 30,		Twelve Months Ended Sept. 30,
	2016	2015	2016	2015
	(Rounded to hundreds)
Total starts	5,600	6,000	11,300	12,400
Average undergraduate full-time student enrollment	11,700	12,800	12,000	13,200
End of period undergraduate full-time student enrollment	12,900	14,200	12,900	14,200

Fourth Quarter Operating Performance

For the fourth quarter of 2016, revenues were $86.9 million, a 4.1% percent decrease from $90.7 million for last year's fourth quarter. During the fourth quarter of 2016 and 2015, tuition excluded $4.2 million and $4.6 million, respectively, related to students participating in the Company's proprietary loan program which will be recognized as revenues when payments are received.

Operating loss and margin for the fourth quarter of 2016 were $5.2 million and 6.0 percent, respectively, compared to $13.2 million and 14.6 percent, respectively, in the same period last year. The improvements to operating loss and margin were primarily attributable to the goodwill impairment expense recorded in the fourth quarter of 2015, as well as a decrease in supplies and maintenance and tools and training aids expenses. Partially offsetting these decreases was an increase in compensation expense. Our new campus in Long Beach, California contributed $0.7 million of operating income for the fourth quarter of 2016, compared to an operating loss of $2.7 million for the fourth quarter of 2015. Excluding the impact of the Long Beach, California campus and the severance charges recorded for the September 2016 reduction in workforce, operating loss and margin were $2.0 million and 2.3%, respectively, for the fourth quarter of 2016. See “Use of Non-GAAP Financial Information” below.

Earnings (loss) before interest, taxes, depreciation and amortization and prior year goodwill impairment (adjusted EBITDA) for the fourth quarter was a loss of $0.9 million in 2016 compared to earnings of $4.0 million in the same period last year. See “Use of Non-GAAP Financial Information” below.

Year Operating Performance
Revenues for the year ended September 30, 2016 were $347.1 million, a 4.3% percent decrease from $362.7 million for the year ended September 30, 2015. Tuition excluded $18.7 million and $21.1 million, respectively, related to students participating in the Company's proprietary loan program which will be recognized as revenues when payments are received.

Operating loss and margin for the year ended September 30, 2016 were $18.6 million and 5.4 percent, respectively, compared to $9.2 million and 2.5 percent, respectively, for the year ended September 30, 2015. The declines in operating loss and margin were primarily attributable to the decline in revenues and an increase in compensation expense. The decline was partially offset by decreases in advertising, depreciation and amortization, supplies and maintenance and tools and training aids expenses. Additionally, the prior year operating loss was impacted by a goodwill impairment charge of $12.4 million recorded in the fourth quarter of 2015. Operating losses at our Long Beach, California campus were $1.4 million and $4.4 million for the years ended September 30, 2016 and 2015, respectively. Excluding the impact of the Long Beach, California campus and the severance charges recorded for the September 2016 reduction in workforce, operating loss and margin were $13.3 million and 3.8% for the year ended September 30, 2016. See “Use of Non-GAAP Financial Information” below.

Adjusted EBITDA for the year ended September 30, 2016 was $0.8 million compared to $24.1 million for the year ended September 30, 2015. See “Use of Non-GAAP Financial Information” below.

Liquidity
Cash, cash equivalents and investments totaled $120.7 million at September 30, 2016, compared to $59.2 million at September 30, 2015. At September 30, 2016, shareholders' equity totaled $136.6 million as compared to $113.5 million at September 30, 2015. On June 24, 2016, we entered into a Securities Purchase Agreement with Coliseum Holdings I, LLC to sell 700,000 shares of Series A Convertible Preferred Stock for a total purchase price of $70.0 million. The proceeds from the offering are intended to be used to fund strategic long-term growth initiatives, including the expansion to new markets of campuses on a scale similar to our Long Beach, California and Dallas/Ft. Worth, Texas campuses and the creation of new programs in existing markets with under-utilized campus facilities. Additionally, we may use the proceeds to fund strategic acquisitions that complement our core business. On September 28, 2016, we paid a cash dividend on our preferred stock of $1.4 million.

We paid cash dividends of $0.02 per common share on October 5, 2015, December 18, 2015 and March 31, 2016 totaling approximately $1.5 million. On June 9, 2016, our Board of Directors voted to eliminate the quarterly cash dividend on our common stock.

Cash flow provided by operating activities was $18.2 million for the three months ended September 30, 2016, compared to $8.4 million for the three months ended September 30, 2015. Cash flow provided by operating activities was $7.4 million for the year ended September 30, 2016 compared to $8.2 million for the year ended September 30, 2015.

2017 Outlook
For the year ending September 30, 2017, we expect new student starts to be down in the low single digits. Combined with the number of students currently in school and the timing of the anticipated start growth, we expect our average student population to be down in the mid to high single digits as a percentage compared with the year ended September 30, 2016. While annual tuition increases will slightly offset the decline in average students, we expect revenue to be down in the low to mid single digits. We implemented a Financial Improvement Plan in September 2016, which we expect to deliver $25 million to $30 million in annualized cost savings. We anticipate the Financial Improvement Plan will result in approximately breakeven operating income and positive EBITDA despite the decline in revenue. Capital expenditures are expected to be approximately $12.5 million to $13.5 million for the year ending September 30, 2017. Due to the seasonality of our business and normal fluctuations in student populations, we would expect volatility in our quarterly results.

Conference Call
Management will hold a conference call to discuss the 2016 fourth quarter results today at 2:30 p.m. MST (4:30 p.m. EST). This call can be accessed by dialing 412-858-4600 or 800-860-2442. Investors are invited to listen to the call live at http://uti.investorroom.com/. Please access the website at least 15 minutes early to register, download and install any necessary audio software. A replay of the call will be available on the Investor Relations section of UTI's website for 60 days or the replay can be accessed through December 9, 2016 by dialing 412-317-0088 or 877-344-7529 and entering pass code 10096553.

Use of Non-GAAP Financial Information
This press release and the related conference call contains non-GAAP (Generally Accepted Accounting Principles) financial measures, which are intended to supplement, but not substitute for, the most directly comparable GAAP measures. Management chooses to disclose to investors, these non-GAAP financial measures because they provide an additional analytical tool to clarify the results from operations and helps to identify underlying trends. Additionally, such measures help compare the Company's performance on a consistent basis across time periods. To obtain a complete understanding of the Company's performance these measures should be examined in connection with net income, determined in accordance with GAAP, as presented in the financial statements and notes thereto included in the annual and quarterly filings with the Securities and Exchange Commission. Since the items excluded from these measures are significant components in understanding and assessing financial performance under GAAP, these measures should not be considered to be an alternative to net income as a measure of the Company's operating performance or profitability. Exclusion of items in the non-GAAP presentation should not be construed as an inference that these items are unusual, infrequent or non-recurring. Other companies, including other companies in the education industry, may calculate non-GAAP financial measures differently than UTI does, limiting their usefulness as a comparative measure across companies. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures are included below.

Safe Harbor Statement
All statements contained herein, other than statements of historical fact, are “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, as amended. Such statements are based upon management's current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the Company's actual results include, among other things, changes to federal and state educational funding, changes to regulations or agency interpretation of such regulations affecting the for-profit education industry, possible failure or inability to obtain regulatory consents and certifications for new or expanding campuses, potential increased competition, changes in demand for the programs offered by UTI, increased investment in management and capital resources, the effectiveness of the recruiting, advertising and promotional efforts, changes to interest rates and unemployment, general economic conditions of the Company and other risks that are described from time to time in the Company's public filings. Further information on these and other potential factors that could affect the financial results or condition may be found in the Company's filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date of this press release. Except as required by law, the Company expressly disclaims any obligation to publicly update any forward-looking statements whether as a result of new information, future events, changes in expectations, any changes in events, conditions or circumstances, or otherwise.

About Universal Technical Institute, Inc.
Headquartered in Scottsdale, Arizona, Universal Technical Institute, Inc. (NYSE: UTI) is the leading provider of post-secondary education for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians. With more than 200,000 graduates in its 51-year history, UTI offers undergraduate degree and diploma programs at 12 campuses across the United States, as well as manufacturer-specific training programs at dedicated training centers. Through its campus-based school system, UTI provides specialized post-secondary education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NASCAR Tech). For more information visit www.uti.edu.

(Tables Follow)

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF LOSS
(UNAUDITED)

	Three Months Ended Sept. 30,		Twelve Months Ended Sept. 30,
	2016	2015	2016	2015
	(In thousands, except per share amounts)
Revenues	$86,915	$90,653	$347,146	$362,674
Operating expenses:
Educational services and facilities	47,929	50,753	194,395	194,416
Selling, general and administrative	44,196	40,772	171,374	165,124
Goodwill impairment	—	12,357	—	12,357
Total operating expenses	92,125	103,882	365,769	371,897
Loss from operations	(5,210)	(13,229)	(18,623)	(9,223)
Other income (expense):
Interest expense, net	(780)	(661)	(3,196)	(2,125)
Equity in earnings of unconsolidated affiliate	52	134	342	527
Other income (expense)	(504)	(159)	(49)	140
Total other expense, net	(1,232)	(686)	(2,903)	(1,458)
Loss before income taxes	(6,442)	(13,915)	(21,526)	(10,681)
Income tax expense (benefit)	2,503	(4,092)	26,170	(1,532)
Net loss	$(8,945)	$(9,823)	$(47,696)	$(9,149)
Preferred stock dividends	1,323	—	1,424	—
Loss available for distribution	$(10,268)	$(9,823)	$(49,120)	$(9,149)

Earnings (loss) per share:
Net loss per share - basic	$(0.42)	$(0.41)	$(2.02)	$(0.38)
Net loss per share - diluted	$(0.42)	$(0.41)	$(2.02)	$(0.38)
Weighted average number of shares outstanding:
Basic	24,403	24,134	24,313	24,391
Diluted	24,403	24,134	24,313	24,391
Cash dividends declared per common share	$—	$0.02	$0.04	$0.32

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(UNAUDITED)

	Three Months Ended Sept. 30,		Twelve Months Ended Sept. 30,
	2016	2015	2016	2015
	(In thousands)
Net loss	$(8,945)	$(9,823)	$(47,696)	$(9,149)
Other comprehensive income (loss) (net of tax):
Equity interest in investee's unrealized gains (losses) on hedging derivatives, net of taxes	(1)	1	(2)	20
Comprehensive loss	$(8,946)	$(9,822)	$(47,698)	$(9,129)

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	Sept. 30, 2016	Sept. 30, 2015
Assets	(In thousands)
Current assets:
Cash and cash equivalents	$119,045	$29,438
Restricted cash	5,956	5,824
Investments, current portion	1,691	28,086
Receivables, net	15,253	22,409
Deferred tax assets, net	—	4,539
Prepaid expenses and other current assets	20,004	17,761
Total current assets	161,949	108,057
Investments, less current portion	—	1,719
Property and equipment, net	114,033	124,144
Goodwill	9,005	8,222
Deferred tax assets, net	—	20,248
Other assets	12,172	11,912
Total assets	$297,159	$274,302

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$42,545	$42,620
Dividends payable	—	485
Deferred revenue	44,491	44,693
Accrued tool sets	2,938	3,624
Financing obligation, current	913	737
Income tax payable	—	1,187
Other current liabilities	3,673	3,148
Total current liabilities	94,560	96,494
Deferred tax liabilities, net	3,141	—
Deferred rent liability	8,987	10,822
Financing obligation	43,141	44,053
Other liabilities	10,716	9,458
Total liabilities	160,545	160,827

Commitments and contingencies

Shareholders’ equity:
Common stock, $0.0001 par value, 100,000,000 shares authorized, 31,489,331 shares issued and 24,624,434 shares outstanding as of September 30, 2016 and 31,098,193 shares issued and 24,233,296 shares outstanding as of September 30, 2015	3	3
Preferred stock, $0.0001 par value, 10,000,000 shares authorized; 700,000 shares of Series A Convertible Preferred Stock issued and outstanding as of September 30, 2016, liquidation preference of $100 per share, and 0 shares issued and outstanding as of September 30, 2015	—	—
Paid-in capital - common	182,615	178,202
Paid-in capital - preferred	68,820	—
Treasury stock, at cost, 6,864,897 shares as of September 30, 2016 and September 30, 2015	(97,388)	(97,388)
Retained earnings (deficit)	(17,454)	32,638
Accumulated other comprehensive income	18	20
Total shareholders’ equity	136,614	113,475
Total liabilities and shareholders’ equity	$297,159	$274,302

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

		Twelve Months Ended Sept. 30,
		2016	2015
		(In thousands)
Cash flows from operating activities:
Net income (loss)		$(47,696)	$(9,149)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization		15,067	17,294
Amortization of assets subject to financing obligation		2,682	1,861
Amortization of held-to-maturity investments		405	1,627
Goodwill impairment		—	12,357
Impairment of investment in unconsolidated affiliate		815	—
Bad debt expense		1,153	1,589
Stock-based compensation		4,904	4,265
Excess tax benefit from stock-based compensation		—	—
Deferred income taxes		27,928	(5,394)
Equity in earnings of unconsolidated affiliates		(342)	(527)
Training equipment credits earned, net		(1,176)	(899)
Other (gains) and losses, net		24	24
Changes in assets and liabilities:
Restricted cash: Title IV credit balances		165	60
Receivables		8,202	(11,443)
Prepaid expenses and other current assets		(2,009)	(1,065)
Other assets		(127)	(677)
Accounts payable and accrued expenses		1,855	2,705
Deferred revenue		(202)	(1,672)
Income tax payable/receivable		(3,394)	(3,149)
Accrued tool sets and other current liabilities		489	1,678
Deferred rent liability		(1,835)	(753)
Other liabilities		476	(490)
Net cash provided by operating activities		7,384	8,242
Cash flows from investing activities:
Purchase of property and equipment		(7,495)	(29,030)
Proceeds from disposal of property and equipment		22	3
Purchase of investments		—	(26,061)
Proceeds received upon maturity of investments		27,709	51,792
Acquisitions	ui	(1,500)	—
Investment in joint venture		(1,000)	—
Capitalized costs for intangible assets		(575)	(453)
Return of capital contribution from unconsolidated affiliate		475	464
Restricted cash: proprietary loan program		(289)	607
Net cash provided by (used in) investing activities		17,347	(2,678)
Cash flows from financing activities:
Proceeds from sale of preferred stock, net of issuance costs paid		68,886	—
Payment of preferred stock dividend		(1,424)	—
Payment of common stock dividends		(1,457)	(7,310)
Repayment of financing obligation		(736)	(663)
Payment of payroll taxes on stock-based compensation through shares withheld		(393)	(519)
Purchase of treasury stock		—	(6,619)
Net cash provided by (used in) financing activities		64,876	(15,111)
Net (decrease) increase in cash and cash equivalents		89,607	(9,547)
Cash and cash equivalents, beginning of period		29,438	38,985
Cash and cash equivalents, end of period		$119,045	$29,438

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP FINANCIAL INFORMATION TO NON-GAAP FINANCIAL INFORMATION
(UNAUDITED)

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three Months Ended Sept. 30,		Twelve Months Ended Sept. 30,
	2016	2015	2016	2015
	(In thousands)
Net income (loss)	$(8,945)	$(9,823)	$(47,696)	$(9,149)
Interest expense, net	780	661	3,196	2,125
Income tax expense (benefit)	2,503	(4,092)	26,170	(1,532)
Depreciation and amortization	4,721	4,872	19,091	20,323
Goodwill impairment expense	—	12,357	—	12,357
Adjusted EBITDA	$(941)	$3,975	$761	$24,124

Reconciliation of Income (Loss) from Operations Impact of Severance Costs, and Long Beach, California Campus and Prior Year Goodwill Impairment

	Three Months Ended Sept. 30,		Twelve Months Ended Sept. 30,
	2016	2015	2016	2015
	(In thousands)
Loss from operations, as reported	$(5,210)	$(13,229)	$(18,623)	$(9,223)
Severance costs	3,911	—	3,911	—
Long Beach, California campus (income) loss from operations	(692)	2,666	1,435	4,433
Goodwill impairment expense	—	12,357	—	12,357
Income (loss) from operations, adjusted for severance costs, Long Beach, California campus and prior year goodwill impairment	$(1,991)	$1,794	$(13,277)	$7,567
Operating margin, adjusted for severance costs, Long Beach, California campus and prior year goodwill impairment	(2.3)%	2.0%	(3.8)%	2.1%

Reconciliation of Earnings (Loss) Per Share Impact of Severance Costs

	Three Months Ended Sept. 30,		Twelve Months Ended Sept. 30,
	2016	2015	2016	2015
	(In thousands, except per share amounts)
Loss available for distribution - diluted	$(10,268)	$(9,823)	$(49,120)	$(9,149)
Severance costs related to September 2016 reduction in workforce	3,911	—	3,911	—
Less: tax effect of severance costs	(1,494)	—	(1,494)	—
Loss available for distribution - diluted, adjusted for severance costs	$(7,851)	$(9,823)	$(46,703)	$(9,149)

Diluted loss per share, as reported	$(0.42)	$(0.41)	$(2.02)	$(0.38)
Diluted loss per share, adjusted for severance costs	$(0.32)	$(0.41)	$(1.92)	$(0.38)

Diluted weighted average shares outstanding	24,403	24,134	24,313	24,391

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP FINANCIAL INFORMATION TO NON-GAAP FINANCIAL INFORMATION
(UNAUDITED)

Reconciliation of Earnings (Loss) Per Share Impact of Long Beach, California Campus

	Three Months Ended Sept. 30,		Twelve Months Ended Sept. 30,
	2016	2015	2016	2015
	(In thousands, except per share amounts)
Loss available for distribution - diluted	$(10,268)	$(9,823)	$(49,120)	$(9,149)
Long Beach, California campus (income) loss before income taxes	(362)	2,829	2,711	4,597
Less: tax effects of Long Beach income or loss before income taxes	138	(1,081)	(1,036)	(1,756)
Loss available for distribution - diluted, adjusted for Long Beach, California campus	$(10,492)	$(8,075)	$(47,445)	$(6,308)

Diluted loss per share, as reported	$(0.42)	$(0.41)	$(2.02)	$(0.38)
Diluted loss per share, adjusted for Long Beach campus opening	$(0.43)	$(0.33)	$(1.95)	$(0.26)

Diluted weighted average shares outstanding	24,403	24,134	24,313	24,391

Reconciliation of Earnings (Loss) Per Share Impact of Deferred Tax Valuation Allowance

	Three Months Ended Sept. 30,		Twelve Months Ended Sept. 30,
	2016	2015	2016	2015
	(In thousands, except per share amounts)
Loss available for distribution - diluted	$(10,268)	$(9,823)	$(49,120)	$(9,149)
Income tax expense related to increase in deferred tax asset valuation allowance	4,828	—	34,184	—
Loss available for distribution - diluted, adjusted for deferred tax asset valuation allowance	$(5,440)	$(9,823)	$(14,936)	$(9,149)

Diluted loss per share, as reported	$(0.42)	$(0.41)	$(2.02)	$(0.38)
Diluted loss per share, adjusted for deferred tax asset valuation allowance	$(0.22)	$(0.41)	$(0.61)	$(0.38)

Diluted weighted average shares outstanding	24,403	24,134	24,313	24,391

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
SELECTED SUPPLEMENTAL INFORMATION
(UNAUDITED)

Selected Supplemental Financial Information

	Three Months Ended Sept. 30,		Twelve Months Ended Sept. 30,
	2016	2015	2016	2015
	(In thousands)
Salaries expense	$41,033	$38,810	$159,393	$152,595
Employee benefits and tax	8,127	6,810	33,580	28,864
Bonus expense	1,047	5	5,938	5,241
Stock-based compensation	1,697	1,291	4,904	4,265
Total compensation and related costs	$51,904	$46,916	$203,815	$190,965

Occupancy expense	$9,903	$9,965	$38,722	$38,540
Depreciation and amortization expense	$4,721	$4,872	$19,091	$20,323
Bad debt expense	$222	$840	$1,153	$1,589

Graduate Employment Rate

	Twelve Months Ended Sept. 30,
	2015	2014

Graduate employment rate	88%	88%
Graduates	9,700	9,900
Graduates available for employment	9,100	9,200
Graduates employed	8,000	8,100

The employment calculation is based on all graduates, including those that completed manufacturer specific advanced training programs, from October 1, 2014 to September 30, 2015 and October 1, 2013 to September 30, 2014, respectively, excluding graduates not available for employment because of continuing education, military service, health, incarceration, death or international student status.

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